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Exhibit 8.2

January 4, 2008

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170

Re:    Agreement and Plan of Merger by and among Gramercy Capital Corp., GKK Capital LP, GKK Stars Acquisition LLC, GKK Stars Acquisition Corp., GKK Stars Acquisition LP, American Financial Realty Trust and First States Group, LP dated as of November 2, 2007.

Ladies and Gentlemen:

        We have acted as counsel to Gramercy Capital Corp., a Maryland corporation (the "Company"), and GKK Capital LP, a Delaware limited partnership (the "Operating Partnership"), in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 2, 2007, by and among the Company, the Operating Partnership, GKK Stars Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of the Operating Partnership ("Acquisition Sub"), GKK Stars Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquisition Sub, GKK Stars Acquisition LP, a Delaware limited partnership, American Financial Realty Trust, a Maryland real estate investment trust, and First States Group, L.P, a Delaware limited partnership. The time at which the Merger will be effective will herein be referred to as the "Effective Time." For purposes of this opinion, capitalized terms used and not otherwise defined herein have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-147765) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

        The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the opinions expressed herein, we have examined and relied on the following items:

1.
the Articles of Amendment and Restatement of the Company;

2.
the bylaws of the Company;

3.
the Certificate of Representations dated as of the date hereof, provided to us by the Company (the "Certificate of Representations");

4.
the Agreement of the Operating Partnership, dated as of April 19, 2006;

5.
the Merger Agreement;

6.
the Registration Statement; and

7.
such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

        In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company, at all times, will operate in accordance with the method of operation described in its organizational documents and the Certificate of Representations.

        For purposes of rendering the opinion stated below, we have also assumed that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the information set forth in the Registration Statement and the statements concerning the Mergers set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the accuracy of the representations contained in the Certificate of Representations and that each representation contained in such Certificate of Representations to the best of each of the Company's, Gramercy Investment Trust's, a Maryland real estate investment trust (the "First Private REIT"), and Gramercy Investment Trust II's, a Maryland real estate investment trust (the "Second Private REIT," together with the First Private REIT, the "Private REITs"), knowledge is accurate and complete without regard to such qualification as to the best of each of the Company's, the First Private REIT's and the Second Private REIT's knowledge, and (iv) no action will be taken by the Company that is inconsistent with the Company's qualification, the First Private REIT's qualification or the Second Private REIT's qualification as a REIT for any period prior or subsequent to the date hereof. As of the date hereof, no facts have come to our attention, which would lead us to believe that we are not justified in relying upon the Certificate of Representations.

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein and the assumptions and qualifications set forth in the Registration Statement, we are of the opinion that commencing with the Company's taxable year ended December 31, 2004, the First Private REIT's taxable year ended December 31, 2005 and the Second Private REIT's taxable year ended December 31, 2007, each of the Company and the Private REITs has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and each of the Company's and the Private REITs' current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company's, the First Private REIT's and the Second Private REIT's qualification as a REIT depends upon the ability of the Company, the First Private REIT and the Second Private REIT to meet for each taxable year, through actual annual operating results, requirements under the Code, regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company's, the First Private REIT's and the Second Private REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's, the First Private REIT's and the Second Private REIT's operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

        The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us solely at the request of the Company. We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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  Exhibit 8.2